Exhibit 99.1

For Immediate Release:

Apollo Investment Corporation Invests in a Newly Launched Madison Capital Funding Senior Loan Vehicle

New York, April 4, 2012 – Apollo Investment Corporation (AINV) and Madison Capital Funding LLC (“Madison Capital”), are pleased to announce the successful closing today of a transaction whereby Apollo Investment Corporation has become the anchor equity investor in a loan vehicle managed by an affiliate of Madison Capital1. Madison Capital is one of the largest middle market loan originators in the United States, and an affiliate of New York Life Investments2. This new vehicle has purchased from Madison Capital an existing pool of senior secured loans to middle market companies in the United States with approximately $250 million of combined face value. These loans were originated by Madison Capital over the past year. The new vehicle will have revolving secured financing provided by Wells Fargo Bank, National Association and by Madison Capital.

In addition, Apollo Global Management, LLC (NYSE: APO) (collectively with its subsidiaries “Apollo”), and Madison Capital are looking to build on this transaction to develop additional opportunities in the middle market lending arena on behalf of our respective clients.

“We are honored to have been selected by Apollo to combine our consistent approaches in accessing the middle market leveraged lending space,” said Trevor Clark, CEO and senior managing director at Madison Capital. “Apollo is among the most reputable and successful investment management firms in the world. Madison Capital remains firmly committed to the middle market private equity community, and this newly formed relationship will serve to enhance our market leading capabilities by enabling us to commit larger positions in the credit facilities that we lead or co-lead.”

Marc Rowan, senior managing director at Apollo Global Management, said, “We are very pleased that we are working with Madison Capital, which is a highly respected and leading middle market loan originator with an outstanding track record. We look forward to identifying other opportunities with Madison Capital and believe our relationship will bolster our access to middle market loans on behalf of our clients.”

James Zelter, managing director of Capital Markets at Apollo Global Management and Apollo Investment Corporation’s CEO, said, “Apollo Investment Corporation’s investment in this new loan vehicle managed by an affiliate of Madison Capital is consistent with our core strategic objective of broadening our exposure to proprietarily originated middle market senior secured loans. In addition, this investment will enable us to expand our footprint and further diversify our loan portfolio.”

[1]	MCF Capital Management LLC
[2]	New York Life Investments is a service mark used by New York Life Investment Management Holdings LLC and its subsidiary, New York Life Investment Management LLC.

About Madison Capital Funding LLC

Madison Capital is a premier finance company focused exclusively on the corporate financing needs of middle market private equity firms. Madison Capital has closed transactions with over 175 different private equity firms and provides enterprise-value leveraged financing for acquisitions, recapitalizations, MBOs and LBOs. The company was formed in April 2001 by a group of experienced professionals drawn from a number of leading investment banking and lending institutions. Madison Capital is based in Chicago, Illinois. Additional information may be found at: www.mcfllc.com.

About Apollo Global Management

Apollo (NYSE: APO) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of more than $75 billion as of December 31, 2011, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit http://www.agm.com.

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides private debt market solutions to middle market companies in the form of senior secured, mezzanine and asset based loans and may also acquire equity interests. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information about Apollo, please visit http://www.apolloic.com.

Contacts:

For media inquiries regarding Madison Capital Funding LLC:

Allison Scott

New York Life Investments

212-576-4517

allison_scott@nylim.com

For investor inquiries regarding Apollo:

Elizabeth Besen

212-822-0625

Investor Relations Manager

Apollo Investment Corporation

ebesen@apolloic.com

For media inquiries regarding Apollo:

Charles Zehren, Rubenstein Associates, Inc.

212-843-8590

czehren@rubenstein.com

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.